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                                                                   EXHIBIT 10.14

                      SEPARATION AND CONSULTANCY AGREEMENT

        This Separation and Consultancy Agreement ("Agreement") is entered into this 31st day of August, 2000 (the "Effective Date"), by and between Getty Images, Inc. of 701 N. 34th Street, 4th Floor, Seattle, WA 98103 ("Getty"), and Suzanne L. Page of 3223 Conkling Place West, Seattle, WA 98119 ("Page").

        In consideration of the mutual covenants set forth below, the parties agree as follows:

        1. Separation of Employment. Page resigns from her current position and corporate offices of Senior Vice President, General Counsel and Corporate Secretary with Getty, and all other officer positions she holds with Getty's affiliates, effective September 7, 2000 (the "Separation Date"). Page and Getty will announce this resignation no sooner than September 7, 2000. From September 8, 2000 through March 8, 2002, she will remain on Getty's payroll as a part-time employee, but shall only receive compensation and benefits as set forth in this Agreement.

        2. Separation Package. Getty agrees to provide Page with the following severance benefits:

            (a) Separation Pay. Getty agrees that Page shall be paid 12 months base salary in a lump sum ($210,000.00), as separation pay, on or before October 1, 2000, regardless of whether she begins other employment with a new employer prior to October 1, 2000.

            (b) Final Bonus. Getty agrees to pay Page a final bonus equal to thirty percent (30%) of her former base salary ($210,000) for fifteen (15) months (the "Bonus"). The Bonus shall equal Seventy-Eight Thousand Seven Hundred Fifty Dollars ($78,750) and shall be paid on or before October 1, 2000.

            (c) COBRA and Other Benefits. Getty will pay Page's COBRA premium for October 2000 through March 2002, unless Page becomes eligible for substantially similar group health insurance benefits through a new employer prior to that date. If Page exercises any individual conversion options in other Getty-sponsored group insurance plans in which she participated, Getty will pay her premiums for such converted individual coverage from October 2000 through September 2001. Getty will pay Page a lump sum equal to 12 months health club dues at Sound Mind and Body no later than October 1, 2000. Getty will pay Page One Thousand Five Hundred Dollars ($1,500) on or before October 1, 2000, to collectively cover her bar dues for the states of Illinois, California and Washington. Getty will also pay Page Five Thousand Dollars ($5,000) on or before October 1, 2000 toward the cost of outplacement counseling service. Page's employer-paid parking will end September 7, 2000. These payments shall not be subject to withholding.

            (d) Stock Options. The parties agree that any of Page's remaining unexercised stock options from the 40,000 shares granted on January 13, 1999, the 10,000 shares granted on August 3, 1999, the 10,000 shares granted on October 13, 1999, the 7,500 shares granted on October 22, 1999 and the 5,000 shares granted on October 22, 1999, shall continue to


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                                                            SEPARATION AGREEMENT

vest according to their terms through March 8, 2002. Page may continue to exercise her vested stock options any time between September 8, 2000, and the close of business on June 7, 2002. Any and all non-vested stock options as of March 8, 2002, however, will be cancelled. The parties hereby incorporate by reference Section 3(d) of their December 10, 1999 Employment Agreement, as to its provisions regarding the acceleration of stock options in the event of a "change in control," into this Agreement.

            (e) Accrued Vacation. Getty agrees to pay Page for 103.26 hours of accrued but unused vacation, in the amount of Ten Thousand Four Hundred Twenty-Five Dollars and Twenty-Nine Cents ($10,425.29). Payment shall be made with the paycheck corresponding to her Separation Date. Page shall earn no further vacation benefits after her Separation Date.

            (f) Tax Withholding. All severance and bonus payments, as well as the Consultancy Payments for part-time employment that are made under this Agreement, shall be subject to applicable federal income tax, social security and any other required withholdings.

            (g) 401(k) Plan. Page may continue her contributions to Getty's 401(k) Plan through March 8, 2002 if allowed under the Plan terms. If Page is eligible to continue such contributions, Getty will make any employer contributions required by the Plan terms during this same period. After March 8, 2002, Page will be eligible to receive whatever accrued and vested amounts she is entitled to receive according to the terms of that Plan.

            (h) References. Getty may internally distribute a memo, drafted by Page and approved by Jonathan Klein ("Klein"), acknowledging Page's resignation from the aforementioned position and offices. Getty and Page will also work out mutually agreeable procedures and terms concerning Page's continued use of a voice mailbox and administrative assistant until she obtains new employment. Getty will give Page a mutually agreeable, jointly drafted letter of reference signed by Klein. Page will refer her prospective employers to Klein for references. In response to reference requests from Page's prospective employers, Klein will affirm only the information contained in this letter of reference. If prospective employers contact Getty's Human Resources Department for a reference on Page, it will follow its usual practice which confirms/provides dates of employment, final position, final base salary and the fact Page resigned, though she continues to "consult with the Company."

            (i) Business Expense Reimbursement. Page will submit her final request for reimbursement of reasonable business expenses incurred prior to her Separation Date, to Getty no later than thirty (30) days after her Separation Date. If Page incurs reasonable business expenses (like parking, airfare, hotel, meals, etc.) in connection with her consulting services to Getty under Section 4 of this Agreement, such expenses will be reimbursed to her within thirty (30) days of Getty's receipt of her itemized statements for such reimbursements.

        3. D&O Coverage. Getty warrants that Page has been, and will continue to be, protected under Getty's D&O insurance policies, for acts or omissions committed while employed by Getty in a covered position on or before September 7, 2000.

        4. Consultancy Payment. In addition to the payments under Section 2 above, subject to Page's full compliance with the terms of this Agreement, and in consideration of Page serving

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                                                            SEPARATION AGREEMENT


as a part-time employee-consultant from September 8, 2000, through March 8, 2002, Page shall receive a monthly salary of One Thousand One Hundred Dollars ($1,100) (the "Consultancy Payment"). In exchange for this Consultancy Payment, Page will make herself available for brief consultations to answer questions concerning matters she previously handled or was familiar with. Getty shall give Page reasonable notice of any consultations it may require, and Page's consultations shall not exceed five (5) hours per month, except by mutual agreement. Should Getty require Page's services for a greater number of hours, Getty shall remit additional compensation in the sum of Two Hundred Fifty Dollars ($250.00) per hour, payable to Page within thirty (30) days of the receipt of an itemized statement for such from Page.

        5. Releases. Page accepts the Separation Package and Consultancy Payment contained in this Agreement in full satisfaction of all her rights and interests relating to her employment with and separation from Getty and in full satisfaction of all her rights and interests arising under any pre-existing agreements between the parties including, without limitation, the Employment Agreement and the amendment thereto dated December 10, 1999, and April 1, 2000, respectively, and any and all option agreements between Page and Getty or between Page and Getty Images. In consideration therefore, Page and her heirs, executors, successors and assigns, hereby releases and forever discharges Getty and its respective affiliates, subsidiaries, successors, past and present officers, directors, agents, employee benefit plans, plan trustees, and employees from any and all claims, causes of action or liabilities, at law or in equity, judicial or administrative, debts, sums of money, accounts, judgments or demands, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which have arisen or may arise related to Page's employment, or separation from employment, with Getty on or before the Effective Date of this Agreement.

        This release specifically covers, but is not limited to, any claims of discrimination or harassment based on race, color, national origin, sex, marital status, or physical or mental disability under any federal, state, or local law, rule, or regulation; any contract or tort claims arising under federal, state, or local law; any claims arising under federal, state or local law based on promises made or allegedly made by Getty to Page; any claims under any express or implied contract or legal restrictions on Getty's right to terminate its employees; any claims of unfair dismissal pursuant to the laws of the United States, the United Kingdom or any other foreign country. Page hereby covenants not to assert any such claims or causes of action.

        Getty and its respective affiliates, subsidiaries, successors, past and present officers, directors, agents, and employees, hereby releases and forever discharges Page and her heirs, executors, successors and assigns from any and all claims, causes of action or liabilities, at law or in equity, judicial or administrative, debts, sums of money, accounts, judgments or demands, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which have arisen or may arise related to Page's employment, or separation from employment, with Getty on or before the Effective Date of this Agreement.

        6. Non-Disparagement. Page and Getty agree for themselves and all others acting on their behalf, either directly or indirectly, not to take, support, encourage, induce or voluntarily participate in any action or attempted action that would negatively comment on, disparage, or

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                                                            SEPARATION AGREEMENT


call into question the business operations, policies, or conduct of the other, or any parent, subsidiaries, affiliates, officers or employees thereof, or to act in any way with respect to such business operations, policies or conduct that would damage the other's reputation, business relationships, or present or future business, or the reputation of any past or present directors, executives, officers, agents, employees or parents, affiliates and subsidiaries of the other. Each party agrees that they will not comment about the other party to any person or entity, including but not limited to current or former employees, officers or customers, concerning such business operations, policies or conduct except as required or permitted by law or as necessary for that party to defend itself in any civil, criminal, administrative, judicial, arbitral, or administrative proceeding. Each party further agrees that from this point forward it will not state, comment or suggest to any persons any false reasons for Page's separation from employment with Getty. Nothing in this paragraph shall prevent Page from commenting about her work experience at Getty in connection with any bona fide efforts at seeking employment, but in such event, she will not disparage Getty in any way.

        7. Proprietary Rights. The parties hereby incorporate by reference
Section 6 of their December 10, 1999, Employment Agreement, and Page reaffirms her obligations set forth therein to protect Getty's described interests during the defined "Restrictive Period"; provided, however, that Page may keep the fax machine, cell phone and lap top computer, provided the cell phone billing is transferred to Page effective September 8, 2000, and the lap top has been inspected to remove Getty's licensed software and any "confidential information."

        8. Confidentiality. Page and Getty agree to keep the terms of this Agreement confidential, except for communications about it by Page with her immediate family, attorney or accountants or other professional financial advisors, or communications by Getty with its attorneys, financial advisors, or executive management personnel with a bona fide need to know. Page and Getty further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals referenced above to whom disclosure is authorized, and agree to accept responsibility for any breach of confidentiality by any individual to whom the terms of the Agreement are disclosed. The parties agree that damages for breach of this Confidentiality provision would be difficult to determine and therefore agree that this provision may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any further remedies to which the non-breaching party may be entitled.

        9. Complete Agreement. This Agreement constitutes a full and final resolution of all matters in any way related to Page's employment with, and separation from, Getty. This Agreement supersedes any and all other agreements between the parties including without limitation her Employment Agreement and Amendments thereto dated December 10, 1999, and April 1, 2000, respectively. Except as provided in this Agreement, there are no other wages, bonuses or benefits of any kind owed by Getty to Page.

        10. No Admission. Nothing in this Agreement shall be construed as any indication that Getty has acted wrongfully towards Page or any other person, or that Page has committed any misconduct or impropriety.

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        11. Voluntary Execution. Page represents that she has read, considered, and fully understands this Agreement and all its terms, and executes it freely and voluntarily. Page represents that in entering into this Agreement, she does not rely and has not relied upon any representation or statement made by Getty or any of their respective employees or agents concerning this Agreement.

        12. Construction of Agreement; Governing Law, Venue. Each party has had a full and complete opportunity to review this Agreement, and has been given the opportunity to have counsel review it. Accordingly, the parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement. Interpretation of this Agreement shall be under Washington law. Any action to determine the construction, validity or performance of this Agreement will be settled by adjudication before the Superior Courts of the State of Washington in King County or the Federal District Courts of the Western District of Washington (as permitted by law) and each party hereby consents to the jurisdiction of such courts for all disputes, controversies and claims and waives any venue or non conveniens argument.

        13. Amendment. The parties agree that no modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

        14. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction or in any arbitration proceeding, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision shall be deemed, without further action on the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

        15. Attorney's Fees. In the event any proceeding or lawsuit is brought in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including costs and fees on appeal. The parties will each bear their own costs and attorney's fees incurred in reviewing and negotiating this Agreement.

        16. Counterparts. This Agreement may be executed via facsimile and in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.


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                                                            SEPARATION AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

SUZANNE L. PAGE


____________________________________
Suzanne L. Page


GETTY IMAGES, INC.


By _________________________________
        Jonathan Klein, CEO